                                                                   Exhibit 99.1

For Immediate Release
---------------------
March 2, 2006


          NORDSTROM FEBRUARY SAME-STORE SALES INCREASE 4.9 PERCENT

    SEATTLE - March 2, 2006 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $499.0 million for the four-week period ending February 25, 2006, an increase of 7.2 percent compared to sales of $465.4 million for the four-week period ending February 26, 2005. Same-store sales increased
4.9 percent.

SALES RECORDING
    To hear Nordstrom's prerecorded February sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                                 	Total Sales                      Same-store Sales
                                              ------------                     ----------------
(unaudited; $ in millions)          Fiscal     Fiscal	      Percent         Total   	 Full-line    Rack
                                    2006        2005	       Increase	       Retail	     Stores     Stores
                                   ------     -------     ---------       ------    ---------   ------
February                           $499.0     $465.4           7.2%         4.9%       3.4%      10.1%
Number of stores
   Full-line                               98           94
   Rack and other                          57           56
   International Faconnable boutiques      32           31
   Total                                  187          181

Gross square footage               20,070,000   19,410,000


EXPANSION UPDATE
    On March 10, 2006, the company plans to open a full-line store at The Gardens Mall in Palm Beach, Fla.

FUTURE REPORTING DATES
    Nordstrom's financial release calendar for the next several months is currently planned as follows:

            March Sales Release           Thurs., Apr. 6, 2006
            April Sales Release           Thurs., May 4, 2006
            First Quarter Earnings        Thurs., May 18, 2006
            May Sales Release             Thurs., June 1, 2006

   Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 155 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 32 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                            Media Contact:
RJ Jones, 206-303-3007                       Deniz Anders, 206-373-3038